UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2025

StepStone Private Credit Fund LLC

(Exact name of registrant as specified in its charter)

Delaware	814-01624	92-0758580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

277 Park Avenue, 44th Floor
New York, New York	10172
(Address of principal executive offices)	(Zip Code)

(212) 351-6100

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Indicate by check mark

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 22, 2025, StepStone Private Credit Fund LLC (the “Company”) priced a term debt securitization (the “2025 Debt Securitization”). Term debt securitization is also known as a collateralized loan obligation and is a form of secured financing to be incurred by StepStone CLO 2025-I LLC (the “2025 Issuer”), a direct, wholly-owned, consolidated subsidiary of the Company, which is subject to the Company’s overall asset coverage requirement under the Investment Company Act of 1940, as amended.

In connection with pricing of the 2025 Debt Securitization, on August 22, 2025, the Company and the 2025 Issuer entered into a Purchase Agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, as the initial purchaser (the “Initial Purchaser”), pursuant to which the 2025 Issuer agreed to sell certain of the notes to be issued pursuant to an indenture (the “2025 Notes”) to the Initial Purchaser as part of the 2025 Debt Securitization.

The 2025 Notes consist of $174.0 million of Class A Senior Secured Floating Rate Notes that are expected to be rated AAA(sf) by S&P Global Ratings, an S&P Global Inc. business (“S&P”) (the “Class A 2025 Notes”), which bear interest at a rate equal to the sum of three-month term SOFR plus 1.68% per annum; $30.0 million of Class B Senior Secured Floating Rate Notes that are expected to be rated AA(sf) by S&P (the “Class B 2025 Notes” and, together with the Class A 2025 Notes, the “Secured 2025 Notes”), which bear interest at a rate equal to the sum of three-month term SOFR plus 2.00% per annum; and $94.87 million of Subordinated Notes (the “Subordinated 2025 Notes” and, together with the Secured 2025 Notes, the “2025 Notes”), which do not bear interest.

The Secured 2025 Notes will be issued through a private placement pursuant to the Purchase Agreement. The Company will directly retain all of the Class B 2025 Notes and Subordinated 2025 Notes. The Secured 2025 Notes are backed by a diversified portfolio of senior secured middle-market loans. Through August 20, 2029, all principal collections received on the underlying collateral may be used by the 2025 Issuer to purchase new collateral in accordance with the Company’s investment strategy, allowing the Company to maintain the initial leverage in the 2025 Debt Securitization. The Secured 2025 Notes will be subject to a non-call period of 1.93 years from the closing date of the 2025 Debt Securitization. The Company expects that the 2025 Notes will have a stated maturity date in 2037.

The closing of the issuance of the 2025 Notes, pursuant to the Purchase Agreement is subject to customary closing conditions, including that the closing occur on or prior to September 17, 2025 (the “Closing Date”) and that certain of the 2025 Notes will have been assigned the agreed-upon ratings noted above by S&P or any respective successor or successors thereto.

The Company will serve as collateral manager to the 2025 Issuer under a collateral management agreement and will waive any management fee and incentive fee due to it in consideration for providing these services.

The Secured 2025 Notes will be the secured obligations of the 2025 Issuer, and an indenture governing the 2025 Notes will include customary covenants and events of default. The 2025 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration thereunder. This Current Report on Form 8-K is not a solicitation for or an offer to purchase the 2025 Notes.

The description of the Purchase Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the underlying agreement, attached hereto as Exhibit 10.1 and incorporated into this Current Report on Form 8-K by reference. The description of the indenture governing the 2025 Debt Securitization and the collateral management agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the respective underlying agreement, each of which will be filed as an exhibit to a future Current Report on Form 8-K filed by the Company following the closing of the transactions or the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated August 22, 2025, by and among StepStone CLO 2025-I LLC, as issuer, StepStone Private Credit Fund LLC, as retention holder, and Wells Fargo Securities, LLC, as initial purchaser

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2025

StepStone Private Credit Fund LLC

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer and Corporate Secretary